CKF Bancorp, Inc. Declares Two for One Stock Split in the Form of 100% Stock Dividend

    DANVILLE, Ky.--(BUSINESS WIRE)--Nov. 12, 2003--The Board of Directors of CKF Bancorp, Inc. (NASDAQ:CKFB) today declared a two-for-one stock split in the form of a 100% stock dividend on the Company's outstanding Common Stock. The stock dividend is payable on December 11, 2003 to stockholders of record as of November 26, 2003.
    Stockholders will receive one additional share of Common Stock for every share they hold on the record date. Management anticipates the Company's next bi-annual cash dividend will be paid on February 10, 2004, and expects the current dividend rate of $0.24 per share will remain in effect for both the current and new shares. Certificates for dividend shares will be mailed to stockholders promptly following the payment date.
    John H. Stigall, President of the Company, stated that the Board of Directors determined that the payment of the stock dividend was appropriate in light of the Company's capital position, the market price of the Common Stock and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.
    CKF Bancorp, Inc. is the holding company for Central Kentucky Federal Savings Bank, which conducts business through its main office located at 340 W. Main Street, in Danville, Kentucky. Full service branches are located in Danville and Lancaster, as well as a loan production office in Nicholasville, Kentucky.

    CONTACT: CKF Bancorp, Inc., Danville
             John H. Stigall, 859-236-4181
             Fax: 859-236-4363
             www.centralkyfsb.com